EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Announces CFO Transition

MILWAUKEE (April 14, 2023) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), today announced that Aaron J. Pearce will step down as Chief Financial Officer and Treasurer to pursue other opportunities. The Company also announced that Ann E. Thornton, the Company’s Chief Accounting Officer and Corporate Controller, has been named as Chief Financial Officer and Treasurer, effective April 14, 2023.
“On behalf of Brady, I want to thank Aaron for his leadership and contributions over his almost twenty years with our organization, and we wish him well in his future endeavors,” said Brady’s President and Chief Executive Officer, Russell R. Shaller.
Mr. Shaller continued, “We are fortunate to have a deep bench of talented leaders at Brady. Ann is well-positioned to serve in the Chief Financial Officer role with over a decade of experience with Brady and a strong knowledge of our business and operations.”

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2022, employed approximately 5,700 people in its worldwide businesses. Brady’s fiscal 2022 sales were approximately $1.30 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

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